Exhibit 99.1

                3750 Torrey View Ct

                San Diego, CA 92130

                www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS THIRD QUARTER FISCAL 2013 RESULTS

•	Revenue of $901 million in line with company expectations

•	GAAP operating margins of 15 percent increased to 22.3 percent on an adjusted basis

•	GAAP diluted earnings per share (EPS) from continuing operations totaled $0.37, including the impact of a previously disclosed reserve for an expected government settlement

•	Adjusted diluted EPS from continuing operations increased 5 percent to $0.59

SAN DIEGO, May 9, 2013 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported results for the three and nine months ended March 31, 2013.

“We continued to make good progress during the quarter on our strategies to build an efficient foundation across our businesses,” said Kieran T. Gallahue, chairman and CEO. “I’m proud of our team’s continued, disciplined efforts to reduce expenses, expand margins and fund investments in research and development and other growth initiatives.

“Our team executed well in the third quarter, with Medical Systems performing as we expected. The Procedural Solutions segment delivered strong top- and bottom-line results on solid performance across all three businesses and continued strength in our clinically differentiated portfolio.”

Third Quarter Results

The company reported revenue for the third quarter of $901 million, compared to $919 million in the third quarter of fiscal 2012, a decrease of 2 percent on a reported and constant currency basis.

Operating income was $135 million, including the impact of a previously disclosed $41 million charge to establish a reserve for an expected government settlement, which the company announced April 25.

Excluding nonrecurring items, adjusted operating income rose 5 percent to $201 million, driven by continued gross margin expansion and improved operating margins. Nonrecurring items include the impact of the reserve for the expected government settlement. (See “Use of Non-GAAP Financial Measures” below.)

Operating expenses totaled $341 million. Excluding nonrecurring items, adjusted operating expenses were $275 million, an increase of 3 percent over the prior year period. During the quarter, the company increased investments in R&D by 4 percent and absorbed the impact of the medical device excise tax.

Operating margins were 15 percent during the quarter and increased 140 basis points to 22.3 percent on an adjusted basis as a result of gross margin leverage and the company’s continued efforts to improve profitability through disciplined expense management initiatives.

The company reported income from continuing operations of $84 million, or $0.37 per diluted share. These results include the impact of the reserve for the expected government settlement, which affected after-tax results by $0.15 per diluted share.

Adjusted income from continuing operations increased 6 percent from the prior year period to $134 million, or $0.59 per diluted share. The adjusted effective tax rate was 27.1 percent.

Medical Systems

Third quarter revenue for the Medical Systems segment was $584 million, a 6 percent decrease from the prior year period on a reported and constant currency basis. Expected declines in the Dispensing Technologies business unit from a product line transition was the primary driver of the decrease over a strong comparable period.

Segment profit for the quarter increased 3 percent from the prior year period to $122 million on stronger gross margins and expense control. Adjusted segment profit increased 1 percent to $139 million.

Procedural Solutions

Third quarter revenue for the Procedural Solutions segment totaled $317 million, a 6 percent increase from the prior year period on a reported and constant currency basis. Segment growth was led by the Medical Specialties and Specialty Disposables business units, where continued strength of its clinically differentiated offerings drove double-digit revenue increases.

Sales growth and strong expense management efforts helped drive segment profit of $54 million, an increase of 26 percent from the prior year period. Adjusted segment profit grew 15 percent to $62 million.

Nine Month Results

For the first nine months of fiscal 2013, revenue was nearly even with the prior year period at $2.65 billion. Operating income increased 7 percent to $449 million from $419 million in the prior year period. Income from continuing operations was $279 million, or $1.24 per diluted share. Adjusted income from continuing operations increased 7 percent from the prior year period to $354 million, or $1.57 per diluted share.

Operating expenses in the first nine months totaled $934 million, or $833 million on an adjusted basis. The company increased R&D investments 20 percent to $142 million, reflecting the company’s continued focus on product development and innovation.

For the first nine months, operating margins increased to 17 percent and reached 20.8 percent on an adjusted basis.

Within the Medical Systems segment, revenue decreased 2 percent from the prior year period to $1.74 billion. Segment profit increased 10 percent to $347 million and increased 3 percent to $385 million on an adjusted basis.

Revenue for the Procedural Solutions segment increased 5 percent from the prior year period to $910 million. Segment profit increased 38 percent to $143 million and increased 24 percent to $165 million on an adjusted basis.

Recent Highlights

Additional third quarter and recent highlights included:

•	Expanding its portfolio of clinically differentiated respiratory consumables by entering into an agreement to become the sole U.S. distributor of Smiths Medical bronchial hygiene products.

•	Completing the acquisition of Angus Medical, a Calgary-based medical distributor of CareFusion’s MaxPlus® line of needle-free connectors.

•

Signing agreements with more than 15 hospitals and health systems for the Pyxis® ES platform, a combination of hardware and software that helps improve medication safety by simplifying and standardizing the medication management process.

•

Introducing two new Snowden-Pencer® products to aid in minimally invasive surgeries – Take-apart laparoscopic scissors and the only pretzel-shaped laparoscopic retractor available in the North American market.

•

Investing $112 million to repurchase 3.3 million shares during the quarter under its two-year, $500 million share repurchase program. From April 1 through May 7, the company purchased an additional 3 million shares for approximately $104 million.

•	Raising $300 million for general corporate purposes by completing a private debt offering.

Fiscal 2013 Outlook

CareFusion now expects full-year fiscal 2013 constant currency revenue to be flat to down low-single-digits on a percentage basis compared to fiscal 2012 revenue of $3.6 billion. The company previously expected revenue to grow 1 to 3 percent on a constant currency basis. The company reiterated its full-year guidance range for adjusted diluted EPS from continuing operations of $2.11 to $2.21.

The guidance is based on an assumed diluted weighted average outstanding share count of approximately 224 million, which includes the impact of expected share repurchases during fiscal 2013.

Conference Call

CareFusion will host a webcast and conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the results for the third quarter fiscal 2013.

To access the call, visit the Investors page at www.carefusion.com/. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Investors and other interested parties may also access the call by dialing (866) 730-5771 within the U.S. or (857) 350-1595 from outside the U.S. and using the access code 42579710. A replay of the conference call will be available from 4 p.m. PDT (7 p.m. EDT) on May 9 through 11:59 p.m. PDT on May 16 and can be accessed by dialing (888) 286-8010 in the U.S. or (617) 801-6888 from outside the U.S. and using the access code 55789066.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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Use of Non-GAAP Financial Measures

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit,” which excludes amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; “adjusted operating expenses,” “adjusted operating income” and “adjusted operating margin,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and nine months ended March 31, 2013 and 2012, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. CareFusion intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those projected, anticipated or implied by the forward-looking statements. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions; we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business; and our success depends on our key personnel, and the loss of key personnel or the transition of key personnel, including our chief executive officer, could disrupt our business. The CareFusion news release and the information contained herein reflect management’s views as of May 9, 2013. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended March 31,		Nine Months Ended March 31,
(in millions, except per share amounts)	2013	2012	2013	2012
Revenue	$901	$919	$2,647	$2,637
Cost of Products Sold	425	460	1,264	1,308

Gross Margin	476	459	1,383	1,329
Selling, General and Administrative Expenses	244	241	737	766
Research and Development Expenses	47	45	142	118
Restructuring and Acquisition Integration Charges	9	12	14	26
Reserve for Expected Government Settlement	41	—	41	—

Operating Income	135	161	449	419
Interest Expense and Other, Net	17	21	55	63

Income Before Income Tax	118	140	394	356
Provision for Income Tax	34	36	115	86

Income from Continuing Operations	84	104	279	270
Loss from Discontinued Operations, Net of Tax	—	(72)	(3)	(73)

Net Income	$84	$32	$276	$197

Per Share Amounts:[1]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.38	$0.46	$1.25	$1.20
Discontinued Operations	$—	$(0.32)	$(0.01)	$(0.33)
Basic Earnings per Common Share	$0.38	$0.14	$1.24	$0.88
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.37	$0.46	$1.24	$1.19
Discontinued Operations	$—	$(0.32)	$(0.01)	$(0.32)
Diluted Earnings per Common Share	$0.37	$0.14	$1.23	$0.87
Weighted-Average Number of Common Shares Outstanding:
Basic	222.5	224.6	222.4	224.4
Diluted	225.6	226.8	225.0	226.6
Adjusted Financial Measures:[2]
Operating Expenses	$275	$267	$833	$824
Operating Income	$201	$192	$550	$505
Operating Margin[3]	22.3%	20.9%	20.8%	19.2%
Income from Continuing Operations	$134	$126	$354	$330
Diluted EPS from Continuing Operations	$0.59	$0.56	$1.57	$1.46
Effective Tax Rate	27.1%	27.0%	28.9%	25.8%

[1]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.
[2]

Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. For the quarter and nine months ended March 31, 2013, adjusted financial measures also exclude amounts related to the reserve for the expected government settlement. These measures are reconciled to comparable GAAP measures in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3]

Operating margin reflects operating income divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present operating income on a GAAP and an adjusted basis, from which operating margin is derived.

CAREFUSION CORPORATION

SEGMENT AND SELECT BUSINESS LINE REVENUES

(UNAUDITED)

	Quarter Ended March 31,		Percent	Nine Months Ended March 31,		Percent
(in millions)	2013	2012	Change	2013	2012	Change
Medical Systems[1]
Dispensing Technologies	$234	$261	(10)%	$738	$759	(3)%
Infusion Systems	246	245	—	678	690	(2)
Respiratory Technologies	97	106	(8)	300	301	—
Other	7	7	—	21	19	11

Total Medical Systems	$584	$619	(6)%	$1,737	$1,769	(2)%
Procedural Solutions[1,2]
Infection Prevention	$150	$150	—%	$446	$430	4%
Medical Specialties	88	80	10	254	237	7
Specialty Disposables	79	70	13	210	201	4

Total Procedural Solutions	$317	$300	6%	$910	$868	5%
Total CareFusion	$901	$919	(2)%	$2,647	$2,637	—%

[1]

During the quarter ended September 30, 2012, we combined our respiratory diagnostics product line with our Respiratory Technologies business unit within our Medical Systems segment. Our respiratory diagnostics product line had previously been reported within our Procedural Solutions segment as “Other.”

[2]	Reflects the impact of businesses reclassified to discontinued operations.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Financial Data:

	Segment Profit
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	SG&A Expenses	Operating Expenses [6]	Operating Income	Income from Continuing Operations [7]	Diluted EPS from Continuing Operations [8]
Quarter Ended March 31, 2013:
GAAP	$122	$54	$244	$341	$135	$84	$0.37
Restructuring and Acquisition Integration[1]	7	2	—	(9)	9	9	0.04
Amortization of acquired intangibles[2]	10	6	(16)	(16)	16	11	0.05
Reserve for Expected Government Settlement[3]	—	—	—	(41)	41	41	0.18
Income Tax Items[4]	—	—	—	—	—	(11)	(0.05)

Adjusted	$139	$62	$228	$275	$201	$134	$0.59
Nine Months Ended March 31, 2013:
GAAP	$347	$143	$737	$934	$449	$279	$1.24
Restructuring and Acquisition Integration[1]	10	4	—	(14)	14	14	0.06
Amortization of acquired intangibles[2]	28	18	(46)	(46)	46	31	0.14
Reserve for Expected Government Settlement[3]	—	—	—	(41)	41	41	0.18
Income Tax Items[4]	—	—	—	—	—	(11)	(0.05)

Adjusted	$385	$165	$691	$833	$550	$354	$1.57
Quarter Ended March 31, 2012:
GAAP	$118	$43	$241	$298	$161	$104	$0.46
Restructuring and Acquisition Integration[1]	7	5	—	(12)	12	12	0.05
Amortization of acquired intangibles[2]	13	6	(19)	(19)	19	13	0.06
Income Tax Items[4]	—	—	—	—	—	(3)	(0.01)

Adjusted	$138	$54	$222	$267	$192	$126	$0.56
Nine Months Ended March 31, 2012:
GAAP	$315	$104	$766	$910	$419	$270	$1.19
Restructuring and Acquisition Integration[1]	15	11	—	(26)	26	26	0.11
Amortization of acquired intangibles[2]	39	17	(56)	(56)	56	38	0.17
Spinoff[5]	3	1	(4)	(4)	4	4	0.02
Income Tax Items[4]	—	—	—	—	—	(8)	(0.03)

Adjusted	$372	$133	$706	$824	$505	$330	$1.46

[1]

Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with closing and consolidating facilities, as well as rationalizing headcount, and aligning operations.

[2]	Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.
[3]

Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, pursuant to which the company expects to resolve the previously disclosed government investigations related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement. These amounts have not been allocated to segment results.

[4]

Income tax items primarily relate to the tax impact of nonrecurring restructuring and acquisition integration and spinoff charges, as well as nonrecurring discrete benefits or charges associated with the spinoff. For the quarter and nine months ended March 31, 2013, income tax items also include the $8 million tax impact associated with the reserve for expected government settlement.

[5]	Spinoff charges primarily relate to nonrecurring incremental expenses associated with our spinoff from Cardinal Health, Inc.
[6]	Operating expenses consist of selling, general and administrative, research and development, restructuring and acquisition integration expenses, and the reserve for expected government settlement.
[7]	Income from continuing operations is presented net of tax effect.
[8]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Effective Tax Rate:

(in millions)	GAAP	Nonrecurring Items[1,2]	Amortization of Acquired Intangibles	Adjusted[3]
Quarter Ended March 31, 2013:
Income Before Income Tax	$118	$50	$16	$184
Provision for Income Tax	$34	$11	$5	$50
Effective Tax Rate[4]	28.6%	21.6%	34.2%	27.1%
Nine Months Ended March 31, 2013:
Income Before Income Tax	$394	$55	$46	$495
Provision for Income Tax	$115	$11	$15	$141
Effective Tax Rate[4]	29.2%	21.3%	34.2%	28.9%
Quarter Ended March 31, 2012:
Income Before Income Tax	$140	$12	$19	$171
Provision for Income Tax	$36	$3	$6	$45
Effective Tax Rate[4]	26.1%	23.0%	33.3%	27.0%
Nine Months Ended March 31, 2012:
Income Before Income Tax	$356	$30	$56	$442
Provision for Income Tax	$86	$8	$18	$112
Effective Tax Rate[4]	24.3%	24.9%	33.3%	25.8%
Adjusted EPS Outlook for Fiscal Year Ended June 30, 2013:
GAAP Diluted Earnings per Common Share from Continuing Operations				$1.71 - $1.81
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.05 to $0.07 per diluted share)				$0.06
Estimated acquisition-related intangible amortization, net of tax				$0.19
Reserve for expected government settlement, net of tax[2]				$0.15
Adjusted Diluted Earnings per Common Share from Continuing Operations				$2.11 - $2.21

[1]

Reflects nonrecurring charges primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items. For the quarter and nine months ended March 31, 2013, nonrecurring items also include amounts related to the reserve for the expected government settlement.

[2]

Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, pursuant to which the company expects to resolve the previously disclosed government investigations related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement. In addition, the estimated tax impact may change based on the final terms of the settlement.

[3]	Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items and amortization of acquired intangibles noted above.
[4]	Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.